Exhibit 99.1

Aspen Aerogels, Inc. Appoints Santhosh Daniel Chief Accounting Officer

Accomplished Accounting Executive with 25+ Years of Business Experience

NORTHBOROUGH, Mass., Sept. 14, 2023 /PRNewswire/ -- Aspen Aerogels, Inc. (NYSE: ASPN) ("Aspen" or the "Company"), a technology leader in sustainability and electrification solutions, today announced the appointment of Santhosh Daniel as its Chief Accounting Officer. Mr. Daniel will report to Ricardo C. Rodriguez, Aspen's Chief Financial Officer and Treasurer, and will oversee the Company's financial reporting, internal controls and auditing functions.

Mr. Daniel, 52, has over twenty-five years of experience as a professional in public accounting and industry. Prior to joining the Company, he served as Vice President and Controller of Symbiotic Inc., an automation technology company, from June 2022 to June 2023. From August 2021 to June 2022, Mr. Daniel served as the VP, Controller of NWN Carousel, a cloud communications service provider. He was the Global Controller of the Digital Solutions division of Baker Hughes, an energy technology company, from July 2017 until August 2021. From 2011 until June 2017, Mr. Daniel held various roles at General Electric Company as Executive Technical Advisor, Corporate Audit Staff and Global Controller, Digital Solutions GE Oil & Gas. Mr. Daniel began his career in public accounting and has held various roles for AF Ferguson & Co., KPMG and PricewaterhouseCoopers LLP. Mr. Daniel received a Master of Business Administration degree from the Thunderbird School of Global Management and has completed the AICPA Uniform Certified Public Accountant Examination.

About Aspen Aerogels, Inc.
Aspen is a technology leader in sustainability and electrification solutions. The Company's aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility and clean energy. Aspen's PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle ("EV") market. Aspen Battery Materials, the Company's carbon aerogel initiative, seeks to increase the performance of lithium-ion battery cells to enable EV manufacturers to extend the driving range and reduce the cost of EVs. Aspen's Spaceloft® products provide building owners with industry-leading energy efficiency and fire safety. The Company's Cryogel® and Pyrogel® products are valued by the world's largest energy infrastructure companies. Aspen's strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform® into additional high-value markets. Headquartered in Northborough, Mass., Aspen manufactures its products at its East Providence, R.I. facilities.

CONTACT: Neal Baranosky, Phone: (508) 691-1111 x 8, nbaranosky@aerogel.com; Georg Venturatos / Jared Gornay, Gateway Group, ASPN@gateway-grp.com, Phone: (949) 574-3860